Exhibit 99.1

Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA FINANCIAL ANNOUNCES LEADERSHIP CHANGE
Thomas M. Marra Named President and Chief Executive Officer;
Randall H. Talbot to Leave Company After 12 Years at the Helm

BELLEVUE, Wash.—(June 7, 2010)—Symetra Financial Corporation (NYSE: SYA) today announced that its board of directors has named Thomas M. Marra as president and chief executive officer of the company. Marra also will serve on Symetra’s board of directors. He succeeds Randall H. Talbot, who has led the company for the past 12 years and is leaving to pursue other opportunities.

Marra, 51, brings to Symetra 30 years of insurance experience. He joined The Hartford Financial Services Group, Inc., in 1980 as an actuarial student and subsequently held increasingly senior positions at the company, including executive vice president of Hartford Life, Inc., a subsidiary of The Hartford, beginning in 1996; chief operating officer of Hartford Life, beginning in 2000; and president of Hartford Life, beginning in 2002. Marra served as president and chief operating officer of The Hartford Financial Services Group from 2007 to 2009.

Marra held various directorships at The Hartford, including at the parent company and its subsidiaries. He served as chairman of the National Association of Variable Annuities and as chairman of the American Council of Life Insurers. He is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, and he serves on the board of St. Bonaventure University.

“Tom Marra is an extremely capable and accomplished leader whose significant experience in the industry and in managing a public company will greatly benefit our business,” said Lon Smith, chairman of Symetra’s board of directors. “The Symetra board is confident in his ability to take the company to the next level of success as its new CEO.”

Marra said, “I am excited about the opportunity to be a part of this organization. I am eager to assume my new responsibilities and build on Randy’s legacy, leading Symetra to continued growth and profitability in the industry.”

During Talbot’s tenure as president and chief executive officer, Symetra emerged as a leading life insurance and financial services company. Talbot successfully guided the company through its initial public offering (IPO) and listing on the New York Stock Exchange earlier this year.

“It was an honor to lead the Symetra team on the path to becoming an independent, publicly traded company, and I look forward to working with Tom to ensure a smooth transition as he builds this great enterprise going forward,” said Talbot.

On behalf of Symetra’s board of directors, Smith said, “We are grateful to Randy for his dedicated leadership and for the many contributions he made to transform Symetra into a strong, growing insurance and financial services company.”

David Foy, Symetra director and former chairman of the board, stated, “Randy did a tremendous job transitioning Symetra from its former owner, rebuilding distribution and leading the company through the recent IPO. It has been a great partnership the past six years that has created significant value for the owners of Symetra. We thank Randy and wish him the very best.”

Conference Call on June 8 at 10 a.m., EDT

The company will hold a conference call with investors and financial analysts on Tuesday, June 8, 2010 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To join the call, dial 800-259-0251. For international callers, dial 617-614-3671. The access code is 49600612. A replay of the call will be available at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on June 8, 2010 by dialing 888-286-8010. For international callers, dial 617-801-6888. The access code is 91472113. The replay will be available through June 15, 2010.

About Symetra Financial

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Washington. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors.  For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:

●
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

●	trends in operations, financial performance and financial condition;
●	financial and operating targets or plans; and
●	business and growth strategy.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances.  Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

●	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;
●	the availability of capital and financing;
●	potential investment losses;
●	the effects of fluctuations in interest rates;
●	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;
●	deviations from assumptions used in setting prices for insurance and annuity products;
●	market pricing and competitive trends related to insurance products and services;
●	changes in amortization of deferred policy acquisition costs;
●	financial strength or credit ratings downgrades;
●	the continued availability and cost of reinsurance coverage;
●	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;
●	the ability of subsidiaries to pay dividends to Symetra;
●	the effects of implementation of the Patient Protection and Affordable Care Act; and
●
the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2009 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations.  Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.